                                                                      EXHIBIT 15

August 6, 2007

To the Compuware Corporation
Detroit, Michigan

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Compuware Corporation and subsidiaries for the periods ended June 30, 2007 and 2006, as indicated in our report dated August 6, 2007 (which report includes an explanatory paragraph regarding the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, is incorporated by reference in Registration Statements on Form S-8: No. 333-68808, 333-57984, 333-79821, 333-70549, 333-43971, 333-37873, 333-17263, 33-57364,
333-4522, 33-70852, 33-78822, 33-98742, and 333-119956.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP